Exhibit 7(x)

ASSISTANT SECRETARY’S CERTIFICATE

(Liberty Broadband Corporation)

I, Craig Troyer, Senior Vice President and Assistant Secretary of Liberty Broadband Corporation (the “Corporation”), do hereby certify as follows:

Each of Renee L. Wilm, Craig Troyer, Brittany A. Uthoff and Katherine C. Jewell has been and is now a duly elected and qualified Chief Legal Officer and Chief Administrative Officer, Senior Vice President, Vice President, and Vice President, respectively, of the Corporation. Pursuant to the Corporation’s organization documents and as authorized by the Corporation’s board of directors, officers of the Corporation with the title of Chief Legal Officer and Chief Administrative Officer, Senior Vice President, or Vice President have the authority, on behalf of the Corporation, to execute and file reports, schedules and forms with regulatory agencies, including, without limitation, the United States Securities and Exchange Commission.

IN WITNESS WHEREOF, I have executed this certificate as of the 23rd day of September, 2024.

/s/ Craig Troyer
Craig Troyer, Senior Vice President and Assistant Secretary